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                                                                  EXHIBIT (a)(8)

Hi everyone, as you know, our stock price has left most employee stock options underwater. I am very pleased that our Board of Directors has approved an option exchange program for Wink. Below is an overview of the program and the supporting documents are in attachments to this email. If you should have questions, please contact People Development. HAPPY NEW YEAR!

maggie

SUBJECT:  OFFER TO EXCHANGE STOCK OPTIONS
DATE:     December 28, 2001

     IMPORTANT NEWS -- Please read immediately and take action before 9:00
                       p.m. PST on JANUARY 28, 2002!

The Board of Directors has adopted resolutions offering to all eligible employees who hold stock options with exercise prices per share greater than or equal to $4.25 the opportunity to exchange their outstanding stock options for options exercisable at the fair market value of our stock on July 31, 2002. This offering covers shares issued under the Wink Communications, Inc. 1994 Stock Plan, as amended (the "1994 Stock Plan") and the Wink Communications, Inc. 1999 Stock Plan, as amended (the "1999 Stock Plan"). Wink Communications, Inc. ("Wink," also referenced herein as "Company," "us," "we" and "our") is making the offer upon the terms and conditions described in (i) the Offer to Exchange Certain Outstanding Options for New Options (the "Offer to Exchange"); (ii) this memorandum; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer. Please read these documents carefully before you make any decisions regarding the offer. This offer expires at 9:00 p.m. Pacific Standard Time on January 28, 2002.

If you elect to participate in this exchange, your existing unexercised stock option (the "Old Option") will be cancelled and a promise to issue a new option (the "New Option") will be issued. The number of shares subject to the new option will be determined according to the exercise price of the option tendered. In exchange for those options with an exercise price per share greater than or equal to $4.25, you will be granted a New Option to purchase two (2) shares of Wink common stock for every three (3) shares of Wink common stock represented by your Old Option, rounded up to the nearest whole share. In exchange for those options with an exercise price per share less than $4.25 granted (i) in the six (6) month period prior to commencement of this offer, or
(ii) between the commencement of this offer and the date we cancel options, all of which you must tender in conjunction with the tender of otherwise eligible options, you will be granted an option to purchase the same number of shares. The New Option will be granted under the terms of our 1999 Stock Plan. This offer may be accepted or rejected as to each grant or none of your grants. There must be strict adherence to the following rules:

THE NEW OPTION

        1. All grants cancelled pursuant to this program are eligible for the New Option.

        2. The New Option will be priced at the fair market value of our common stock on the day we grant the option, expected to be July 31, 2002, which is defined as the closing sales price of our common stock on the Nasdaq National Market on the date of grant. This price may be higher, or lower, or the same as the exercise price on your option to be cancelled.

THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS, RESULTING IN A LOSS OF SOME STOCK OPTION


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BENEFIT.

        3. The New Option will vest in accordance with the vesting schedule of the Old Option.

        4. If your employment with the Company terminates voluntarily OR involuntarily prior to July 31, 2002, you will not receive a New Option. Your employment with Wink will remain "at will" and can be terminated by you or Wink at any time, with or without cause or notice.

        5. All other rules of the 1999 Stock Plan will be applied.

ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

        1. Option grants held by eligible employees are eligible for consideration for the New Option (a) if they were issued under the 1994 Stock Plan or 1999 Stock Plan, AND (b) if they have exercise prices equal to or greater than the Threshold Exercise Price, AND (c) if your election for exchange is received by 9:00 p.m. Pacific Standard Time on January 28, 2002 or, if we have extended the offer, by the new expiration of the offer. Employees are eligible to participate in this option exchange if they live or work in the United States; directors that are not employees of Wink are not eligible and may not participate in the exchange offer.

        2. Any of your outstanding, unexercised eligible options may be tendered for exchange and cancelled pursuant to the offer. If you elect to tender any options within a stock option grant for exchange, the unexercised portion of the option grant must be tendered in its entirety and the entire unexercised portion of the grant will be cancelled.

        3. If a decision is made to cancel a grant, all grants issued since June 28, 2001 (within the prior six months of the commencement of this offer and between the commencement of this offer and the date we cancel options under this offer) must also be cancelled, even if those grants have exercise prices that are less than the Threshold Exercise Price per share. All cancelled grants will be replaced with a promise to issue a New Option at least six (6) months and two (2) days from the date the Old Options are cancelled (a "Promise to Grant Stock Option(s)"). We expect to grant New Options on July 31, 2002, unless we have to change the grant date because the offer was extended beyond its original expiration date.

        4. Individuals canceling a grant pursuant to this program will not be eligible for additional stock option grants until after July 31, 2002. In lieu thereof, the Company may issue additional Promises To Grant Stock Option(s).

        5. Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if your employment terminates (for any reason) and you do not receive a New Option.

        6. All New Options will be the same type of options as your Old Options, to the extent allowed by law.

        7. All rights to cancelled grants will be irrevocably forfeited.

THIS OFFER IS NOT A GUARANTY OF EMPLOYMENT FOR ANY PERIOD. YOUR EMPLOYMENT WITH THE COMPANY REMAINS "AT WILL" AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR THE COMPANY, WITH OR WITHOUT CAUSE OR NOTICE.

All eligible option holders who wish to participate in this option exchange must complete a Wink Communications, Inc. Offer to Exchange Options Election Form ("Election Form") and hand deliver or fax a signed copy to Rusty Conner at (510) 337-2960 by January 28, 2002, no later than 9:00 p.m. Pacific Standard Time. You are required to make your election to "accept" the exchange agreement and identify the option grant(s) being cancelled if you wish to participate.


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Wink intends to e-mail a confirmation of receipt to you within two (2) business days of receiving your Election Form. This will merely be a confirmation that we have received your Election Form; your options will not be cancelled until January 29, 2002, which is the first business day following the expiration of the Offer. If you have not received such a confirmation of receipt, it is your responsibility to ensure that we have received your Election Form.

IF YOUR ELECTION IS RECEIVED AFTER 9:00 P.M. PACIFIC STANDARD TIME ON JANUARY 28, 2002, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE EXCHANGE OFFER.

Attached to this e-mail, you are also receiving a more detailed document, entitled the Offer to Exchange Certain Outstanding Options for New Options (generally referred to as the "Offer to Exchange"), explaining the program in greater detail. The information contained in (i) the Offer to Exchange; (ii) this memorandum; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer together constitutes the entire offer and we strongly urge you to read these documents carefully and to consult your own advisors before deciding whether to participate or not.